Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 3, 2025

Relating to Preliminary Prospectus Supplement dated June 3, 2025

and

Prospectus dated July 19, 2024

Registration No. 333-280793

INVESTOR Presentation June 2025 Follow - On Offering of Common Stock

Safe Harbor Statement and Disclaimer

Notice to and Undertaking by Recipients

This presentation has been prepared by Orange County Bancorp, Inc. (the "Company" or "Orange") solely for information purposes based on its own information, as well as information from public sources. This presentation is a summary only and has been prepared to assist interested parties in making their own evaluation of the Company. Except as otherwise indicated, this presentation speaks only as of the date hereof and the Company assumes no obligation to update such information except to the extent required by applicable law. This presentation does not purport to contain all of the information that may be relevant or material to an interested party's investment decision. In all cases, interested parties should conduct their own investigation and analysis of the Company, including the information included or incorporated by reference into the registration statement and related prospectus supplement for the offering to which this presentation relates. This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a preliminary prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the "SEC"). The Company has filed a registration statement (including a prospectus) (File No. 333-280793) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the offering if you request it by contacting Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, or by phone at 1-800-747-3924, or by email at prospectus@psc.com, or Stephens Inc., 111 Center Street, Little Rock, AR 72201, or by phone at 1-800-643-9691.

Neither the SEC nor any other federal or state regulatory body has approved or disapproved of the securities described herein or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. The securities described herein are not deposits, savings accounts or other obligations of our bank or nonbank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements

This presentation and any other written or oral statements made by us from time to time may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which may be identified by the use of such words as "may," "believe," "expect," "anticipate," "consider," "should," "plan," "estimate," "predict," "continue," "probable," and "potential" or the negative of these terms or other comparable terminology. These statements include statements with respect to the Company, Orange Bank & Trust Company's (the "Bank") and Hudson Valley Investment Advisors, Inc. ("HVIA") strategies, plans, objectives, expectations and intentions and other statements in this presentation. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of and the forward-looking statement disclaimers in the Company's annual and quarterly reports filed with the SEC.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (i) general economic conditions, either nationally or in our market areas, that are worse than expected; (ii) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (iii) our ability to access cost-effective funding; (iv) fluctuations in real estate values and both residential and commercial real estate market conditions; (v) demand for loans and deposits in our market area; (vi) our ability to implement and change our business strategies; (vii) competition among depository and other financial institutions; (viii) inflation, tariffs, recession, and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; (ix) the effects of any turmoil or negative news in the banking industry; (x) the rate of delinquencies and amounts of loans charged-off; (xi) fluctuations in real estate values and both residential and commercial real estate market conditions; (xii) adverse changes in the securities markets; (xiii) fluctuations in the stock market may have a significant adverse effect on transaction fees, client activity and client investment portfolio gains and losses related to our trust and wealth management business; (xiv) changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; (xv) our ability to enter new markets successfully and capitalize on growth opportunities; (xvi) our ability to capitalize on strategic opportunities; (xvii) our ability to successfully introduce new products and services; (xviii) our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; (xix) our ability to retain our existing customers; (xx) our ability to prevent or mitigate fraudulent activity; (xxi) changes in consumer spending, borrowing and savings habits; (xxii) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; (xxiii) changes in our organization, compensation and benefit plans; (xxiv) changes in the quality or composition of our loan or investment portfolios; (xxv) a breach in security of our information systems, including the occurrence of a cyber incident or a deficiency in cyber security; (xxvi) political instability or civil unrest; (xxvii) acts of war or terrorism or pandemics; (xxviii) competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers, including retail businesses and technology companies; (xxix) the failure to attract and retain skilled people; (xxx) the fiscal and monetary policies of the federal government and its agencies; (xxxi) any future FDIC insurance premium increases, or special assessment may adversely affect our earnings; and (xxxii) other economic, competitive, governmental, regulatory and operational factors affecting our operations.

Industry Information

This presentation includes statistical and other industry and market data that we obtained from government reports and other third-party sources. Our internal data, estimates, and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys, and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this presentation.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we present non-GAAP financial measures, such as tangible shareholders' equity to tangible assets, tangible book value per share and efficiency ratios to help us describe our operating performance. Our presentation of these non-GAAP measures is intended as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. These non-GAAP measures should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. See the appendix to this presentation for a reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

orange county BANCORP, inc. 2

Offering Summary 3 Issuer Orange County Bancorp, Inc. Exchange / Ticker NASDAQ Capital Market / “OBT” Use of Proceeds General corporate purposes, which may include investments in the Bank supporting continued growth, augmenting regulatory capital and liquidity and providing for potential strategic acquisitions. Lock - Up 90 days Gross Amount Offered $40.0 million (100% Primary) Expected Timing Week of June 2 nd , 2025 Bookrunners Offering Type Follow - on of Common Stock Underwriters’ Option 15% (100% Primary)

Management Team 4 Experienced Leadership Team with Strong Ties to the Community Today’s Presenters • Mr. Gilfeather has been President, Chief Executive Officer and director of the Company and Bank since 2014. • Mr. Gilfeather also serves as a director of Hudson Valley Investment Advisors, the Bank’s wealth management subsidiary. Prior to joining Orange County Bancorp, he served as Chief Administrative Officer at Hudson Valley Bank. Mr. Gilfeather brings over 35 years of experience to his leadership role. President, Chief Executive Officer and Director Michael Gilfeather • Mr. Scacco has served as Chief Executive Officer and Chief Investment Officer of HVIA since February 2015. • Mr. Scacco previously was a partner and portfolio manager at Angelo Gordon. Gustave Scacco CEO and Chief Investment Officer HVIA • Mr. Sousa became Chief Lending Officer of the Bank in July 2024 after serving as Executive Vice President and Chief Commercial Banking Officer since 2020. • Prior to joining the Bank, Mr. Sousa served as SVP and Branch Administrator at Hudson Valley Bank. Greg Sousa EVP and Chief Lending Officer • Mr. Listner became Chief Risk Officer of the Bank in March 2023, after serving as Senior Vice President and Chief Credit Officer of the Bank since March 2020. • Before joining the Bank, Mr. Listner served as SVP and Sr. Relationship Manager at Sun National Bank and BBVA Compass. Prior to banking, Mr. Listner worked in structured finance and corporate credit at S&P. Michael Listner SVP and Chief Risk Officer • Mr. Dineen leads the asset management, trust and private banking services of the Company. • Mr. Dineen has over 35 years of banking industry experience, including positions with The Bank of New York, Commerce Bank, and Capital One. David Dineen EVP and Senior Managing Director of Wealth Management • In 2021, Mr. Lesler joined the Bank with over 20 years in the banking industry, including extensive senior leadership experience in financial and operational management. • Mr. Lesler served as Executive Vice President and Chief Operating Officer of BCB Bank and, prior to that, held the same role at Clifton Savings Bank. Michael Lesler E VP and Chief Financial Officer • Mr. Ruhl joined the Bank in January 2015 to lead the commercial business expansion into Westchester County, and serves as Executive Vice President and Regional President for Westchester. • Mr. Ruhl spent the first part of his career as a practicing attorney until joining Hudson Valley Bank. Joseph Ruhl EVP and Regional President of Westchester County

Investment Highlights 5 1) For the quarter ended March 31, 2025. Strong and Experienced Management Team Successful and Ongoing Expansion of Market Footprint Highly Attractive Market Geography and Scarcity Value of Franchise Ability to Take Advantage of M&A Driven Market Disintermediation Stable, Low - Cost Deposit Base: 45% Transaction Accounts, 129 bps Total Cost 1 Demonstrated Loan Growth Driven by Relationship - Based Model Complementary Offerings in Private Banking and Trust & Wealth Businesses Consistent and Very Strong Financial Metrics Best in Class Business Technology

Franchise Overview

Strong Banking Institution with Established Presence in Stable Markets

Geographic Presence


MONTGOMERY
NEWBURGH
MIDDLETOWN
GOSHEN
CHESTER
CORTLANDT MANOR
NEW CITY
THORNWOOD
NANUET
WHITE PLAINS
MAMARONECK
YONKERS
MT. VERNON
BRONX
Branches & LPOs (16)[1]
HVIA
Market Footprint

1Q 2025 Snapshot

$2.6B	$1.8B	$2.3B	$1.7B
TOTAL ASSETS	TOTAL NET LOANS	TOTAL DEPOSITS	AUM

1) There are 3 branches located in Middletown.

Company Background

Background

- Successfully completed IPO and NASDAQ listing in August 2021
- Bank was established in 1892 and has operated successfully for over 132 years
- Headquartered in Middletown, NY
- Operates through 16 branches and loan production offices
- Premier business bank in the Hudson Valley region, operating in diverse and stable markets
- Highly attractive core deposit franchise
- Full service commercial bank with focus on small to medium sized businesses
- Diverse, high-margin private banking and trust/wealth management service offerings

Expansion of Franchise Footprint

- + 2015: Opened White Plains branch (Westchester)
- + 2016: Opened Mamaroneck & Hawthorne branches (Westchester)
- + 2017: Opened New City branch (Rockland)
- + 2017: Opened Mount Vernon branch (Westchester)
- − 2017: Closure of Vails Gate branch (Orange)
- − 2018: Sale of Fishkill branch (Dutchess)
- + 2018: Opened Cortlandt Manor branch (Westchester)
- + 2019: Opened LPO in Bronx, NY market
- + 2021: Opened Bronx branch and Nanuet branch (Rockland)
- + 2024: Opened Yonkers branch (Westchester)
- + 2024: Received approval for a second Bronx location

orange county BANCORP, inc.

6

Franchise Scarcity Value in Highly Attractive Markets

Orange County

- Attractive and stable market
- 60 miles from New York City
- 132-year-operating history in the region
- Strong foundation for growth and low-cost deposit funding

Westchester & Rockland Counties

- Primary OBT growth markets
- Large, economically diverse and affluent markets
- Unbalanced Market: large regional/national banks, few small community banks
- Reputation as leading local bank for small business
- Significant long-term growth opportunity relative to current market share

Bronx County

- Densely populated area with approximately 1.5 million residents
- Diversified economy typical of urban population centers
- Persistent need for housing in the region generates growth through demand for construction lending and refinancing activity

Attractive Demographics in a Large, Growing Addressable Market

Median Household Income ($000s)



OBT Growth Markets
$120
$90
$60
$30
$0
$94
$111
$105
$46
$83
$79
Orange, NY
Westchester, NY
Rockland, NY
Bronx, NY
State of NY
U.S. Overall

Community Bank Deposit Market Share in the Lower Hudson Valley[1]

Deposits ($M)

Rank



New York Private B&TC $3,780 1
Orange County Bancorp $2,123 2
Northeast Community $1,091 3
Walden SB $755 4
ConnectOne $570 5
Tompkins Financial $472 6
TrustCo Bank Corp $300 7
Wallkill Valley MHC $241 8
Ridgewood SB $193 9
TBB Investments LLC $123 10
Rhinebeck MHC $120 11
First Greenwich Financial $117 12
First Federal Savings $104 13
Vecta Inc $75 14
IBC Bancorp Inc. $71 15

1) Lower Hudson Valley comprised of Orange, Westchester, and Rockland counties; community banks defined as banks with less than $10 billion in total assets.
Note: Deposit data as of June 30, 2024; Demographic data from Claritas is based primarily on most recently available census data.
Source: S&P Capital IQ Pro, FDIC, Claritas.

orange county BANCORP, inc.

7

Structure & Scope Balanced, Client - Driven Business Model 8 Business Banking Private Banking Orange Wealth Management • 16 branches and LPOs • Focus on small to medium size businesses in the communities served • Seasoned lenders with significant regional and industry expertise • Comprehensive product offering • Full treasury management suite Key Metrics $1.8 billion net loans $2.3 billion deposits • Launched in mid 2017 • Division of Orange Bank & Trust • Client - driven service linking our four primary product areas 1) Cash Management / Treasury 2) Loans (Commercial and/or Residential) 3) Trust, Estate and Custody Services 4) Investment Advisory Services (through HVIA) Approximately 700 Clients • Subsidiary of Orange County Bancorp, Inc. • Acquired in late 2012 from Sterling Bancorp • SEC registered Investment Advisor $1.7 billion AUM • Founding division of the Bank • Traditional trust & administration services to local clients • Niche focus on Special Needs Trust and Guardianship services Note: Key metrics as of March 31, 2025. Client - Driven Service Unifies Three Unique Product Areas

Competitive Strengths

Premier commercial bank in the Lower Hudson Valley	• Largest locally headquartered bank in the Lower Hudson Valley based on deposit market share • Track record capturing talent and customers through regional bank merger and consolidation activity • Expanding physical presence in the Lower Hudson Valley region
Attractive core deposit franchise	• Orange County's go-to community bank for consumers for more than 130 years • Banking businesses, professional services, not-for-profit institutions, municipalities and other organizations • Wide array of commercial banking and treasury management product offerings • Brokered deposits constitute only 9.6% of total deposits; wholesale borrowings comprise only 1.3% of funding liabilities
Well positioned for a high rate environment	• 81.3% loan to deposit ratio • Relationship-based deposit portfolio and client service • Year-end 2022 – 1Q 2025 total deposit beta of 23.9%, significantly lower than the local peer[1] average of 47.0%
Disciplined underwriting and credit administration	• Strong risk management culture supported by comprehensive policies and procedures • Monitor categories of lending activity within portfolio and actively establish and adjust sub-limits • At 1.42% of gross loans, reserve levels exceed the median level of local peers[1]
Private banking and wealth management	• Since inception, trust and estate services have been an area of differentiation relative to local competitors • Private bank offering is highly complementary and rounds out a full suite of products available to clients • Dedicated, personalized attention to clients with larger, more complex banking needs • Leverages all four core businesses — deposits, loans, asset management (through HVIA) and trust and estate services
Scalable operating model	• Operating leverage to support significant growth without a corresponding increase in expenses • Approximately 129 additions to full-time staff since 2014 and eight new branch openings since 2015 • Development of full range of business banking technology infrastructure and services • Created customized software for certain industry verticals

1) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; peer data sourced from S&P Capital IQ Pro.

Note: Financial data as of March 31, 2025 unless otherwise noted.

orange county BANCORP, inc.
9

Business Strategy 10 Note: Financial data as of March 31, 2025 unless otherwise noted. Leverage Relationships to Drive Organic Growth Derive Loan Growth Through Relationship - Based Model Continue to Grow Core Deposit Franchise Continue to Build Fee - Based Business Strategic Expansion / Opportunistic M&A • The Bank’s historical success has been closely tied to that of its clients and the communities it serves • Seek trusted advisor role with clients as they build their businesses with the Bank’s resources and support • Majority of loan growth comes from existing clients and referrals • Direct access to senior management offers customers quicker response time on loan applications and other transactions • Differentiated level of service provides a pricing advantage, often resulting in higher loan rates • Core deposits (which includes all deposits except certificates of deposit) comprise 88.6% of total funding, attributed to the bank’s long - standing relationships with clients • Cash management has helped the Bank expand depth and efficiency of deposit product offerings • By continuing to broaden its suite of business services, deposits and loans grew 6.2% and 7.0% respectively year over year as of 1Q 2025 • Strategic Expansion: Ongoing investments in Rockland, Westchester and Bronx Counties continue to be significant drivers of growth & profitability • Capitalize on Market Disruption: Consolidation from the sales/mergers of Signature Bank, The Westchester Bank, Sterling National Bank, Hudson Valley Bank, Hometown Bank, Greater Hudson Bank, Catskill Hudson Bank and PCSB Bank presents opportunities to hire seasoned bankers and capture market share • Opportunistic M&A: Could include fee - based business, whole bank or branch acquisitions that would improve market position in geographies with attractive demographics • Having recently reached $1.7 billion in combined AUM in 1Q 2025, the Company’s trust and advisory services businesses provide a strong foundation of fee - based revenue • Company intends to expand HVIA’s services into Westchester and Rockland counties • Private Banking service enables approximately 700 clients to leverage the resources of the platform

Transformation, Significant Growth and Expansion

Significant Investments in People, Systems and Footprint Expansion…

… Has Led to Enhanced Profitability and Peer Outperformance

FTE Count



120
249
2014
1Q 2025

Noninterest Expense ($M)



$50.3
$56.8
$65.2
$16.5
2022
2023
2024
1Q 2025

Best in Class Profitability

Return on Average Assets (%)



OBT
Local Peers³
1.05
1.11
1.21
0.77
1.12
0.52
1.38
0.63
2022
2023
2024
1Q 2025

Return on Average Equity (%)



OBT
Local Peers³
15.62
10.86
20.00
7.31
15.66
5.61
18.18
4.99
2022
2023
2024
1Q 2025

Financial Snapshot 1Q 2025

Profitability	NIM	3.95%
	ROAA	1.38%
	ROAE	18.18%
	Efficiency Ratio[1]	58.9%
Regulatory Capital	TCE / TA[1]	7.64%
	Tier 1 Leverage[2]	10.41%
	Tier 1 Capital Ratio[2]	14.16%
	Total Capital Ratio[2]	15.42%
Asset Quality	NCOs / Average Loans	0.00%
	NPAs / Assets	0.24%
	Loan Loss Reserves / Gross Loans	1.42%

1) Non-GAAP financial metric, see slides 36 and 37 for applicable reconciliation.
2) Bank level Call Report data.
3) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; peer data sourced from S&P Capital IQ Pro.

Note: Financial data as of March 31, 2025
Source: S&P Capital IQ Pro.

orange county BANCORP, inc.

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)< )< )< )< 4 )< )< )< )< 4 )< )< )< )< 4 )< )< )< )< 4 Consistent History of Growth 12 Note: Financial data as of March 31, 2025 unless otherwise noted. Source: Company filings. Current Success is Attributed to Disciplined Organic Growth Gross Loans ($M) Total Assets ($M) Consolidated Equity Ex. AOCI ($M) Total Deposits ($M) Impact of AOCI Losses

)< )< )< )< 4 1HW,QWHUHVW,QFRPH 1RQLQWHUHVW,QFRPH )< )< )< )< 4 52$$ 52$( )< )< )< )< 4 Strong and Consistent Historical Profitability 13 Net Interest Margin (%) Net Income ($M) Pre - Provision Net Revenue ($M) ROAA and ROAE (%) Success Maintaining Strong Profitabilit y Metrics $72 .6 $9 0.1 $ 101.8 $107.8 1) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; peer data sourced from S&P Capital IQ Pro. Note: Financial data as of March 31, 2025 unless otherwise noted. Source: Company filings. 3.15 3.52 3.78 3.83 3.95 3.01 3.34 2.85 2.71 2.87 2021FY 2022FY 2023FY 2024FY 1Q 2025 OBT Local Peers¹ $28.0

Diversified Revenue Sources

Unique and complementary ability to offer private banking and wealth management services to OBT clients

- Client-driven success of the **Orange Wealth Management** initiative, which includes services offered by HVIA, private banking and the trust department in a coordinated strategy for growth
- **Trust Services (Division of the Bank):** offering traditional trust and administration services to local clients and with a niche focus on Special Needs Trust and Guardianship service
- **HVIA:** RIA offering asset management, financial planning and wealth management services

Demonstrated Growth in Revenue & AUM

Total AUM ($M)


8.7% CAGR
$1,326
$1,272
$1,580
$1,783
$1,740
2021
2022
2023
2024
1Q 2025

Trust & Investment Advisory Fee Income ($M)


11.6% CAGR[2]
$9.6
$9.3
$10.3
$12.2
$3.4
2021
2022
2023
2024
1Q 2025

Noninterest Income Composition 1Q 2025


Investment Advisory Income (HVIA) 41%
Earnings on BOLI 6%
Other 8%
Service Charges on Deposits 7%
Trust Income 38%
Total Noninterest Income:
$4.4 Million

1Q 2025 Noninterest Income to Total Revenue[1]: 12.0%

AUM Composition 1Q 2025


Charity 8%
Corporations 4%
Invest Company 4%
Profit Sharing 1%
Other[3] 1%
Individuals 21%
High Net Worth 61%
Total AUM:
$1.7 Billion

***HVIA AUM: $1.11 Billion** (63.6% of the total)*
***Trust Dept. AUM: $634.2 Million** (36.4% of the total*

1) Revenue defined as interest income plus noninterest income.
2) Based on annualized 1Q 2025 trust and advisory fee income.
3) "Other" AUM category is comprised of 401(k) and State Entity assets.

Note: Financial data as of March 31, 2025 unless otherwise noted.

orange county BANCORP, inc.

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CRE 75% C&I 13% CRE Construction 5% Residential RE 4% Home Equity 1% Consumer 2% Loan Composition 15 1) CRE and C&D loans as a % of Total Risk - Based Capital; Bank level Call Report data. Note: Financial data as of or for the three months ended March 31, 2025 unless otherwise noted. Total Loans: $1.9 Billion Commercial - Focused Portfolio with Conservative Concentrations ▪ Advantageous, relationship - based lending model through existing clients and referrals ▪ Syndicated loans represent less than 1.4% of total loans ▪ Purchased loan participations represent 4.9% of total loans ▪ Majority of lending occurs within market; ~90% of real estate secured loans are in market as of March 31, 2025 ▪ $379.5 million (20.5%) of loans are repricing or maturing within one year or less ▪ $1.5 billion (82.0%) of loans are repricing or maturing within five years Geographic Composition of RE Secured Loans Loan Portfolio Commentary 5.97% Yield on Loans 421% CRE Concentration¹ (% of Risked - Based Capital) 40% C&D Concentration¹ (% of Risked - Based Capital) Westchester 25% Orange 19% Bronx 16% Other NY Counties 13% Other 8% Rockland 7% New Jersey 8% Manhattan 3%

Multifamily 27% Other - NOO 16% Retail 13% Office 11% Mixed Use 9% Industrial/Warehouse 9% Construction, Land Develop. 8% Other - OO 7% Overview of Commercial Real Estate Portfolio 16 Note: Financial data as of March 31 , 2025. CRE Portfolio Geographic Composition CRE Portfolio by Property Type Westchester 24% Orange 19% Bronx 17% Rockland 7% Manhattan 3% Other NY Counties 13% New Jersey 8% Other States 9% Total CRE: $1.4 Billion Total CRE: $1.4 Billion Limited exposure to core NYC metro area with only 3% of the CRE portfolio in Manhattan Non - owner - occupied represents approximately 71% of the total loan portfolio

Overview of Multifamily Portfolio 17 Note: Financial data as of March 31, 2025; Totals may not sum due to rounding. Multifamily Portfolio Detail Multifamily Portfolio Geographic Composition Weighted Average LTV 53.8% Average Loan Size $2.36 Million % of Total Multifamily Portfolio Portfolio Characteristic 23.3% % of Portfolio Rent Stabilized 4.5% % of Portfolio Rent Controlled 3.6% % Maturing in 2025 5.6% % Maturing in 2026 7.1% % Maturing in 2027 83.7% % Maturing in 2028+ Bronx 29% Westchester 23% Orange 15% Manhattan 6% Rockland 5% Other States 9% Other NY Counties 9% New Jersey 4% Total Multi: $388 Million

CRE Office Portfolio Overview 18 Note: Financial data as of March 31, 2025; Totals may not sum due to rounding. Office Portfolio Overview % of Total Office Portfolio Portfolio Characteristic 1.7% % of Portfolio in the Bronx and Queens None % of Portfolio in Manhattan 7.6% % Maturing in 2025 6.7% % Maturing in 2026 18.7% % Maturing in 2027 67.1% % Maturing in 2028+ Weighted Average LTV 54.7% Average Loan Size $1.56 Million Orange 21% Middlesex 11% Bergen 14% Westchester 14% Rockland 13% Nassau 8% Other NY Counties 11% Other States 7% Other NJ Counties 1% Total Office: $156 Million Office Portfolio Geographic Composition

Orange 19% Westchester 21% Other States 24% Bergen 1% Rockland 5% Nassau 3% Other NY Counties 25% Other NJ Counties 2% Healthcare 13% Real Estate 22% Finance & Insurance 7% Construction 14% Other 14% Hotel/Motel 6% Manu - facturing 4% Enterprise Mgmt 5% Contractors 4% Admin Mgmt 4% Wholesale Trade 4% Prof, Sci. & Tech Srvcs. 3% Overview of C&I Portfolio 19 Note: Financial data as of March 31, 2025. C&I Portfolio Geographic Composition C&I Portfolio by Industry Total C&I: $247 Million Total C&I: $247 Million Significant Diversification Across Markets of Operation and Industry Exposure

Top 20 Largest Recourse Borrower Relationships

($000s)	Loan Type(s)	Number of Total Loans	Tenure of Relationship	Total Exposure	Total Balance	As a (%) of Total Loans
Customer 1	C&I, CRE Non-OO, CRE OO	8	15 Years	$34,731	$30,396	1.64%
Customer 2	C&I, CRE Non-OO, Construction	5	3 Years	26,891	25,291	1.36%
Customer 3	C&I, Multifamily, Construction	18	12 Years	26,707	24,892	1.34%
Customer 4	C&I, Construction	2	3 Years	26,500	3,108	0.17%
Customer 5	C&I, CRE Non-OO, CRE OO, Construction	22	16 Years	26,312	23,496	1.27%
Customer 6	CRE Non-OO, Multifamily	2	2 Years	25,775	25,775	1.39%
Customer 7	CRE Non-OO	1	2 Years	25,155	25,155	1.36%
Customer 8	C&I, CRE Non-OO, Construction	3	3 Years	23,000	11,777	0.63%
Customer 9	Multifamily	1	3 Years	22,026	22,026	1.19%
Customer 10	CRE Non-OO	7	5 Years	21,555	21,555	1.16%
Customer 11	C&I	2	2 Years	20,000	6,000	0.32%
Customer 12	Multifamily, C&I, Construction	6	3 Years	19,896	18,834	1.02%
Customer 13	C&I, CRE Non-OO	4	8 Years	19,344	19,264	1.04%
Customer 14	CRE Non-OO	3	5 Years	17,601	17,601	0.95%
Customer 15	CRE Non-OO	1	2 Years	17,468	17,468	0.94%
Customer 16	CRE Non-OO	1	2 Years	17,313	17,313	0.93%
Customer 17	CRE Non-OO	1	1 Year	16,900	16,900	0.91%
Customer 18	Multifamily	2	4 Years	16,775	16,775	0.90%
Customer 19	Construction	1	1 Year	15,000	15,000	0.81%
Customer 20	Multifamily	1	2 Years	14,929	14,929	0.80%
Top 20 Borrowers	**Total**	**91**		**$433,878**	**$373,554**	**20.14%**
	Average	**3**	**5 Years**	**$21,694**	**$18,678**	**1.01%**

Note: Financial data as of March 31, 2025.

orange county BANCORP, inc. 20

Credit Quality 21 1) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; peer data sourced from S&P Capital IQ Pro. Note: Financial data as of March 31, 2025 unless otherwise noted. Asset Quality Has Been Historically Sound, Managed Well Through Cycles • Strong and proven credit culture throughout cycles • OBT recorded a $7.7M provision for loan losses in 2024 and net charge - offs of $ 9.0M • NCO is related to one participation • OBT recorded a $202k provision for loan losses during 1Q 2025 and net recoveries of $33k • Nearly all NPAs (95%) are related to a single $6.0M loan • At 1.42% of gross loans, the Company’s reserve level is above local peers¹ and well - positioned for any potential downturn in credit cycles Credit Quality Commentary 4 0.08 0.37 0.07 0.49 0.00 0.03 0.02 0.08 0.08 0.06 2021 2022 2023 2024 1Q 2025 NPAs / Assets (%) Net Charge - off (NCOs) / Average Loans (%) 4 Loan Loss Reserve / Gross Loans (%) 4 2%7 /RFDO3HHUV ñ $6.2 million Non - Performing Assets (0.24% of Total Assets) $26.4 million Loan Loss Reserve (425.03% of NPLs)

Leading Core Deposit Franchise

Stable and Low-Cost Core Funding Base



Certificates of Deposit
11%
Non-Interest Bearing Demand
29%
Savings
12%
Total Deposits:
$2.3 Billion
Money Market
31%
Interest-Bearing Demand Accounts
17%

28.7%
Noninterest-Bearing

88.6%
Core Deposits[1]

129 bps
Cost of Deposits

Composition by Geography



Westchester
38%
Rockland
8%
Bronx
5%
Other
9%
Orange
40%

Areas of Focus

Keys to Success

- ✓ Dedicated deposit relationship managers
- ✓ Investment into customer experience/cash management product suite
- ✓ Obtain deposit relationships at loan origination

Escrow

- ✓ Attractive DDA capture

Municipal Deposits

- ✓ Comprise 14.0% of total deposits
- ✓ Competitive products and niche focus
- ✓ Focused on local opportunities and long-term relationships

Low Cost of Total Deposits[2]



6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Avg. Fed Funds Rate
OBT
Local Peers[3]
4.33%
2.40%
1.29%
Q1 2019
Q3 2019
Q1 2020
Q3 2020
Q1 2021
Q3 2021
Q1 2022
Q3 2022
Q1 2023
Q3 2023
Q1 2024
Q3 2024
Q1 2025

1) Core deposits defined as total deposits minus certificates of deposit.
2) Cost of total deposits calculated using total annualized deposit interest expense and average total deposits in the given period.
3) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; peer data sourced from S&P Capital IQ Pro.

Note: Financial data as of or for the three months ended March 31, 2025 unless otherwise noted.
Source: S&P Capital IQ Pro.

orange county BANCORP, inc.

22

Top 20 Largest Depositor Relationships 23 Note: Financial data as of March 31, 2025. ($000s) Depositor Type Tenure of Relationship Total Deposit Balance As a (%) of Total Deposits Customer 1 Municipality 52 Years $70,224 3.08% Customer 2 Real Estate 7 Years 31,371 1.37% Customer 3 Medical 6 Years 27,045 1.19% Customer 4 Real Estate 5 Years 26,561 1.16% Customer 5 Personal 2 Years 24,650 1.08% Customer 6 Municipality 15 Years 24,276 1.06% Customer 7 Attorney 45 Years 23,293 1.02% Customer 8 Personal 17 Years 19,411 0.85% Customer 9 Municipality 1 Year 17,898 0.78% Customer 10 Business/Personal 17 Years 17,339 0.76% Customer 11 Municipality 5 Years 16,159 0.71% Customer 12 Insurance 10 Years 16,004 0.70% Customer 13 Municipality 4 Years 15,918 0.70% Customer 14 Real Estate 7 Years 15,504 0.68% Customer 15 Municipality 2 Years 14,601 0.64% Customer 16 Municipality 15 Years 13,441 0.59% Customer 17 Contractor 9 Years 12,589 0.55% Customer 18 Contractor 5 Years 10,292 0.45% Customer 19 Contractor 1 Year 10,153 0.44% Customer 20 Attorney 6 Years 10,000 0.44% Top 20 Depositors Total $416,729 18.26% Average 12 Years $20,836 0.91%

Liquidity Overview 24 Note: Financial data as of March 31, 2025 unless otherwise noted. Strong Recent Deposit Growth and Significant Borrowing Capacity • Borrowings consist of both short - term and long - term borrowings and provide the Company with one of its sources of funding • Maintaining available borrowing capacity provides the Company with a contingent source of liquidity • FHLBNY short - term borrowings were $20.5 million at March 31, 2025 down from $113.5 million at December 31, 2024 • The decrease in borrowings was driven mainly by increased deposits which outpaced loan growth during the quarter and allowed for paydowns of borrowings while maintaining consistent levels of cash at March 31, 2025 • As of March 31, 2025, the Bank’s unused borrowing capacity at the FHLBNY was $524.6 million • Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 39% at March 31, 2025 and December 31, 2024, respectively

8 6 *RYHUQPHQW$JHQFLHV 0RUWJDJH EDFNHG6HFXULWLHV &RUSRUDWH6HFXULWLHV 0XQLFLSDO6HFXULWLHV Conservatively Managed Securities Portfolio 25 Note: Financial data as of March 31, 2025. ▪ $443.8 million in securities, primarily concentrated in mortgage - backed securities, municipal securities and agency ▪ 61.2% pledged as collateral to secure public deposits ▪ Historically served as use for excess liquidity – this is no longer the case ▪ 7.83 year weighted average life Securities Portfolio Commentary Securities Portfolio Composition $443.8 Million Total Portfolio Fair Value of Investment Securities ▪ Recent decline in fair value was primarily attributable to changes in interest rates, and not credit quality ▪ No intent to sell securities before their anticipated recovery Ptx. Unrealized Gain / (Loss) Estimated Fair Value Amortized Cost Available for Sale Securities $(7,788) $76,419 $84,207 U.S. Government Agencies (42,574) 257,252 299,826 Mortgage - backed Securities (2,830) 20,673 23,503 Corporate Securities (12,917) 89,453 102,370 Municipal Securities $(66,109) $443,797 $509,906 Total 100% Securities Classified as Available for Sale Total Portfolio: $444 Million

At March 31, 2025 Change in Interest Rates Net Interest Income Year 1 Change (basis points)² Year 1 Forecast Base Case (Dollars in thousands) Shock Up 200 bps 101,009 1,196 Shock Up 100 bps 100,537 724 Base 99,813 - Shock Down 100 bps 98,755 (1,058) Shock Down 200 bps 97,485 (2,328) Interest Rate Sensitivity 1 26 1) Although the net interest income table above provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and may differ from actual results. 2) This analysis assumes an instantaneous and parallel rate shock across the entire yield curve for the scenarios indicated.

7.64% 8.98% 9.05% 9.99% 11.30% 9.54% 1Q 2025 Pro Forma³ Peer Median² Tangible Common Equity & Capital Management 27 Tangible Common Equity Ratio¹ Capital Overview 1) Non - GAAP financial metric, see slides 36 and 37 for applicable reconciliation. 2) Local peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; Peer data sourced from S&P Capital IQ Pro. 3) Pro Forma ratios assume $40 million of common equity raised with a 5.25% underwriting discount and $400k of offering expenses ; A ssumes 100% of capital is passed through to the bank level; Assumes all down streamed proceeds are invested in assets with a 100% risk weighting. Tangible Book Value P er Share¹ $14.34 $15.12 $16.47 $15.80 $17.15 $20.45 $21.07 $21.26 $21.77 $22.42 1Q 2024 2Q 2024 3Q 2024 4Q 2024 1Q 2025 TCE Ratio Impact of AOCI Losses Local Peers² TCE Ratio TBV Per Share Impact of AOCI Losses Approx. double digit TBV growth since 1Q 2024 (excluding AOCI impact) Prioritization of regulatory capital ratios Comfort with TCE ratios given high quality securities portfolio Positive optionality in TCE Ratio and TBV per share if rates fall 9 .7% Annual Growth (Excluding AOCI Losses) 12 .6% Annual Growth

OBT Pro Forma 3 OBT As Reported Pro Forma Capital Position & Loan Concentration 28 Capital to Support Continued Execution of Growth Initiatives Capital Ratios 8.98% 7.64% TCE / TA 1 11.30% 9.99% TCE / TA (Ex. AOCI) 1 11.69% 10.41% Tier 1 Leverage Ratio 2 15.82% 14.16% Tier 1 Capital Ratio 2 17.05% 15.42% Total Capital Ratio 2 373% 421% CRE Concentration 2 (% of Risk - Based Capital) 30% 33% CRE Construction Concentration 2 (% of Risk - Based Capital) As of March 31, 2025 Capital Commentary TCE/TA • Additional liquidity and capital will allow for continued execution of disciplined organic growth strategy • Extends recovery runway for securities portfolio CRE Concentration • Additional capital will increase CRE lending capacity and keep concentrations well below internal policy limits 1) Non - GAAP financial metric, see slides 36 and 37 for applicable reconciliation. 2) Bank level Call Report data. 3) Pro Forma ratios assume $40 million of common equity raised with a 5.25% underwriting discount and $400k of offering expenses ; A ssumes 100% of capital is passed through to the bank level; Assumes all down streamed proceeds are invested in assets with a 100% risk weighting.

2025 Trends and Company Highlights 29 Continued High Performance During Turbulent Industry Period x Consistent growth and compelling financial performance, maintaining a net interest margin above peers and outperforming on ROAA and ROAE 1 x Highly successful deposit gathering strategy maintains a low - cost funding base while supporting growth x Asset quality reflective of conservative credit culture, considerable local market knowledge and demonstrated ability to actively manage our loan portfolio x Continued focus on maintaining liquidity with diversified funding sources for additional stability, including increased coverage of uninsured deposit segment x Highly experienced management team continuing to drive the growth of “the business bank with wealth management services” 1) Net interest margin, ROAA and ROAE commentary based on median LTM performance of local peers, which include NASDAQ, NYSE and NYS EAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; Peer data sourced from S &P Capital IQ Pro.

30

Business Evolution and Milestones 31 1905: Bank abbreviated name to Orange County Trust Company 2007: Orange County Bancorp organized to serve as the bank holding company for the Bank 2018: Effected 2 - for - 1 stock split; Raised $16M in private placement of common stock 2014: Mike Gilfeather hired as President & CEO; Board sets new strategic plan for significant growth and geographic expansion 2012: Acquired HVIA , a registered investment advisor – wholly - owned subsidiary 2023: Record earnings in 2023 and significant asset growth to $2.5B as of 4Q 2023 2020: Completed private placement of $20M of subordinated notes 2016: Rebranded as Orange Bank & Trust Company 1892: Orange County Trust and Safe Deposit Company opened for business in Middletown, NY 2017: Bank celebrated 125 year anniversary 2021: Completed $38.5M IPO and listed on NASDAQ as OBT for $33.50 per share 2024 – 2025+: Opened branch location in Yonkers & received approval for second branch in the Bronx Effected 2 - for - 1 stock split in January 2025

Selected Comparable Group

Financials as of March 31, 2025

Company	State	Ticker	Balance Sheet, Asset Quality & Capital Position: Assets ($M)	Loans / Deposits (%)	NPAs / Assets (%)	NCO Ratio (%)	LLR / Gross Loans (%)	TCE / TA (%)	TCE / TA Excl. AOCI (%)	LTM Profitability: ROAA (%)	ROAE (%)	NIM (%)	Effic. Ratio (%)
Provident Financial Services, Inc.	NJ	PFS	24,225	101.9	0.44	0.04	1.01	7.90	8.37	0.65	5.9	3.29	52.6
Dime Community Bancshares, Inc.	NY	DCOM	14,098	93.6	0.41	0.26	0.83	8.15	8.43	0.24	2.5	2.66	61.0
OceanFirst Financial Corp.	NJ	OCFC	13,309	99.6	0.29	0.03	0.78	8.75	8.85	0.69	5.5	2.72	64.9
ConnectOne Bancorp, Inc.	NJ	CNOB	9,759	105.6	0.51	0.17	1.00	9.73	10.24	0.79	6.2	2.79	54.7
Flushing Financial Corporation	NY	FFIC	9,008	87.3	0.71	0.26	0.59	7.79	7.76	(0.50)	(6.5)	2.26	76.8
Amalgamated Financial Corp.	NY	AMAL	8,285	63.1	0.41	0.22	1.23	8.73	9.30	1.25	15.3	3.49	51.9
Kearny Financial Corp.	NJ	KRNY	7,733	102.4	0.49	0.03	0.76	8.31	9.17	(0.92)	(9.5)	1.84	77.8
Metropolitan Bank Holding Corp.	NY	MCB	7,616	98.3	0.45	(0.00)	1.07	9.57	10.19	0.91	9.4	3.59	62.3
Peapack-Gladstone Financial Corp.	NJ	PGC	7,121	91.4	1.36	0.17	1.31	8.14	8.97	0.48	5.4	2.43	77.1
Northfield Bancorp, Inc.	NJ	NFBK	5,710	96.6	0.23	0.28	0.87	11.82	12.03	0.55	4.5	2.18	64.8
BCB Bancorp, Inc.	NJ	BCBP	3,474	110.5	2.87	0.55	1.73	8.19	8.32	0.12	1.4	2.55	61.2
Ponce Financial Group, Inc.	NY	PDLB	3,090	119.4	1.04[1]	0.04	0.96	9.35	9.79	0.48	2.9	2.76	77.2
Unity Bancorp, Inc.	NJ	UNTY	2,768	107.2	0.57	0.09	1.18	11.00	11.06	1.74	15.2	4.24	43.6
Hanover Bancorp, Inc.	NY	HNVR	2,292	101.3	0.51	0.09	1.16	7.58	7.64	0.44	5.1	2.50	69.8
Blue Foundry Bancorp	NJ	BLFY	2,092	117.2	0.27	0.00	0.81	15.61	16.20	(0.57)	(3.5)	1.96	130.9
Northeast Community Bancorp, Inc.	NY	NECB	1,933	108.8	0.26	(0.05)	0.30	16.92	16.91	2.37	14.8	5.46	37.3
Esquire Financial Holdings, Inc.	NY	ESQ	1,954	83.9	0.41[1]	0.87	1.37	12.83	13.43	2.51	19.8	6.02	48.7
SR Bancorp, Inc.	NJ	SRBK	1,074	93.6[1]	0.00	0.00	0.65	16.05	16.19	(0.01)	(0.1)	3.03	77.3
Magyar Bancorp, Inc.	NJ	MGYR	1,022	94.3	0.26	(0.00)	0.98	11.15	11.32	0.93	8.2	3.14	60.3
Carver Bancorp, Inc.[2]	NY	CARV	728	95.9	3.14	0.18	0.99	1.45	6.22	(1.33)	(24.4)	2.81	136.7
		High	24,225	119.4	3.14	0.87	1.73	16.92	16.91	2.51	19.8	6.02	136.7
		Mean	**6,365**	**98.6**	**0.73**	**0.16**	**0.98**	**9.95**	**10.52**	**0.54**	**3.9**	**3.09**	**69.4**
		Median	**4,592**	**99.0**	**0.45**	**0.09**	**0.99**	**9.05**	**9.54**	**0.52**	**5.2**	**2.77**	**63.6**
		Low	728	63.1	0.00	(0.05)	0.30	1.45	6.22	(1.33)	(24.4)	1.84	37.3
Orange County Bancorp, Inc.	**NY**	**OBT**	**2,560**	**81.3**	**0.24**	**0.00**	**1.42**	**7.64**	**9.99**	**1.09**	**14.8**	**3.91**	**59.9**

1) Bank level Call Report data as of March 31, 2025.
2) Financial data as of December 31, 2024.

Note: Peers include NASDAQ, NYSE and NYSEAM traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 1Q 2025, excluding merger targets and mutuals; Institutions not shown pro forma for pending or recently completed acquisitions.

Source: S&P Capital IQ Pro.

orange county BANCORP, inc.
32

Consolidated Historical Balance Sheet 33 As of the Year Ended December 31, As of the 3-Months 2022 2023 2024 Ended March 31, 2025 Assets Cash and due from banks $86,081 $147,383 $150,334 $164,173 Investment securities — available-for-sale 533,461 489,948 443,775 443,797 Restricted investment in bank stocks 9,562 14,525 9,716 5,525 Gross Loans 1,569,430 1,747,062 1,815,751 1,854,254 Allowance for credit losses 21,832 25,182 26,077 26,373 Total Net Loans 1,547,598 1,721,880 1,789,674 1,827,881 Goodwill 5,359 5,359 5,359 5,359 Other Intangible Assets 1,392 1,107 821 750 Other Assets 103,881 105,266 110,248 112,643 Total Assets $2,287,334 $2,485,468 $2,509,927 $2,560,128 Liabilities Deposits $1,974,387 $2,038,749 $2,153,359 $2,281,698 FHLB Advances 131,500 234,500 123,500 30,500 Subordinated notes, net of issuance costs 19,447 19,520 19,591 19,609 Accrued expenses and other liabilities 23,862 27,323 27,946 26,997 Total Liabilities $2,149,196 $2,320,092 $2,324,396 $2,358,804 Equity Total Shareholders' Equity $138,138 $165,376 $185,531 $201,324 Total Liabilities & Shareholders' Equity $2,287,334 $2,485,468 $2,509,927 $2,560,128 Note: Dollars in thousands.

Consolidated Historical Income Statement 34 1) Non - GAAP financial metric, see slides 36 and 37 for applicable reconciliation. Note: Dollars in thousands, except per share amounts. For the Year Ended December 31, For the 3-Months 2022 2023 2024 Ended March 31, 2025 Interest Income $84,223 $117,770 $127,227 $31,907 Interest Expense 6,135 29,379 35,461 8,279 Net Interest Income 78,088 88,391 91,766 23,628 Provision for Credit Losses 9,517 7,868 7,710 202 Investment Securities Gains (Losses) – 107 – – Total Noninterest Income 11,996 13,312 15,972 4,356 Total Noninterest Expense 50,290 56,793 65,210 16,494 Income before Income Taxes 30,277 37,149 34,818 11,288 Provision for Income Taxes 5,914 7,671 6,935 2,584 Net Income $24,363 $29,478 $27,883 $8,704 Basic and Diluted Earnings Per Share $2.17 $2.62 $2.47 $0.77 Profitability Metrics (%) ROAA 1.05 1.21 1.12 1.38 ROAE 15.62 20.00 15.66 18.18 Net Interest Margin 3.52 3.78 3.83 3.95 Efficiency Ratio¹ 55.8 55.8 60.5 58.9

Board of Directors

Name		Title	Age[1]	Current / Prior Experience
	Jonathan F. Rouis	Chairman of the Board	53	Partner at RBT CPAs, an accounting, auditing, tax and consulting firm, former managing partner at Rouis & Company LLC CPAs
	Michael J. Gilfeather	President, CEO & Director	67	President and CEO of Orange County Bancorp, Inc.
	Gregory F. Holcombe	Director	63	Builder, owner and manager of multi-family and mixed-use properties in lower Westchester County
	Olga Luz Tirado	Director	64	President of O Communications & Solutions, Inc., a minority- and women-owned PR and branding agency
	William D. Morrison[2]	Director	70	Served for 23 years as a senior account executive in commercial insurance with Marshall & Sterling Insurance Company
	Kevin Keane	Director	68	Managing Partner for PKF O'Connor Davies; Founder and Board Member of The Westchester Bank; Member of Accounting Today's Managing Partner Elite Class
	Richard B. Rowley	Director	70	Former CEO and owner of Rowley Building Products and Window Tech, President of Libertyville Capital Group and Rowley Development Corp.
	Gustave J. Scacco	Director	63	Chief Investment Officer and CEO of HVIA
	Marianna Kennedy	Director	61	Practicing attorney and partner at Drake Loeb PLLC, a distinguished law firm in the Hudson Valley
	Jonathan Schiller	Director	60	Founder of Hospicom Inc., since 2003; currently, serves as President and CEO

Morrison Family Ownership (excluding Director William D. Morrison): 24.6%[2]

Director & Executive Officer Ownership: 9.3%

1) Director ages are as of April 11, 2025.
2) To the Company's knowledge, there is no written agreement amongst members of the Morrison family to act in concert; As of March 31, 2025, William D. Morrison and his relatives collectively beneficially owned approximately 25.6% of the Company's outstanding shares of common stock; William D. Morrison beneficially owned approximately 1.00% of the Company's outstanding shares of common stock as of March 31, 2025.

35

Reconciliation of GAAP to Non-GAAP Financial Measures

Tangible Common Equity Ratios

	As of the Year Ended December 31,			As of the 3-Months
	2022	2023	2024	Ended March 31, 2025
Total Common Equity	$138,138	$165,376	$185,531	$201,324
Goodwill	5,359	5,359	5,359	5,359
Other Intangibles	1,392	1,107	821	750
Less: Total Intangible Assets	6,751	6,466	6,180	6,109
Tangible Common Equity	**$131,387**	**$158,910**	**$179,351**	**$195,215**
Total Assets	$2,287,334	$2,485,468	$2,509,927	$2,560,128
Goodwill	5,359	5,359	5,359	5,359
Other Intangibles	1,392	1,107	821	750
Less: Total Intangible Assets	6,751	6,466	6,180	6,109
Tangible Assets	**$2,280,583**	**$2,479,002**	**$2,503,747**	**$2,554,019**
Tangible Common Equity / Tangible Assets	**5.76%**	**6.41%**	**7.16%**	**7.64%**
Acc. Other Comprehensive Income	(68,196)	(64,108)	(67,751)	(60,019)
TCE Ex. AOCI	**8.75%**	**9.00%**	**9.87%**	**9.99%**

Efficiency Ratio

	For the Year Ended December 31,			For the 3-Months
	2022	2023	2024	Ended March 31, 2025
GAAP-based Efficiency Ratio	**55.83%**	**55.84%**	**60.53%**	**58.94%**
Net interest Income	78,088	88,391	91,766	23,628
Noninterest Income	11,996	13,312	15,972	4,356
Pre-Provision Revenue	**$90,084**	**$101,703**	**$107,738**	**$27,984**
Less: Net Gains on Sale of Securities	–	107	–	–
Adjusted Revenue	**$90,084**	**$101,596**	**$107,738**	**$27,984**
Total Noninterest Expense	50,290	56,793	65,210	16,494
Efficiency Ratio, Adjusted	**55.83%**	**55.90%**	**60.53%**	**58.94%**

Note: Dollars in thousands.

orange county BANCORP, inc.
36

Reconciliation of GAAP to Non - GAAP Financial Measures (continued) 37 Note: Dollars in thousands. Tangible Common Equity Ratios (Quarterly) As of the Quarter Ended Mar. 31, 2024 Jun. 30, 2024 Sep. 30, 2024 Dec. 31, 2024 Mar. 31, 2025 Total Common Equity $168,668 $177,544 $193,094 $185,531 $201,324 Goodwill 5,359 5,359 5,359 5,359 5,359 Other Intangibles 1,035 964 892 821 750 Less: Total Intangible Assets 6,394 6,323 6,251 6,180 6,109 Tangible Common Equity $162,274 $171,221 $186,843 $179,351 $195,215 Total Assets $2,452,513 $2,481,157 $2,519,099 $2,509,927 $2,560,128 Goodwill 5,359 5,359 5,359 5,359 5,359 Other Intangibles 1,035 964 892 821 750 Less: Total Intangible Assets 6,394 6,323 6,251 6,180 6,109 Tangible Assets $2,446,119 $2,474,834 $2,512,848 $2,503,747 $2,554,019 Tangible Common Equity / Tangible Assets 6.63% 6.92% 7.44% 7.16% 7.64% Acc. Other Comprehensive Income (69,092) (67,433) (54,386) (67,751) (60,019) TCE Ex. AOCI 9.46% 9.64% 9.60% 9.87% 9.99% For the Quarter Ended Mar. 31, 2024 Jun. 30, 2024 Sep. 30, 2024 Dec. 31, 2024 Mar. 31, 2025 GAAP-based Efficiency Ratio 60.54% 55.46% 58.75% 67.44% 58.94% Net interest Income 21,601 24,119 22,968 23,078 23,628 Noninterest Income 3,686 3,807 4,174 4,305 4,356 Less: Net Gains on Sale of Securities – – – – – Adjusted Revenue $25,287 $27,926 $27,142 $27,383 $27,984 Total Noninterest Expense 15,310 15,487 15,947 18,466 16,494 Efficiency Ratio, Adjusted 60.54% 55.46% 58.75% 67.44% 58.94%